Form of AMENDMENT TO

DISTRIBUTION AGREEMENT

This __________ Amendment (the “Amendment”) to the Distribution Agreement dated as of __________(the “Agreement”), by and between Investment Managers Series Trust II (the “Trust”), and IMST Distributors, LLC (“Foreside”), is entered into as of _____________, _____, and is effective as of the date set forth for each Fund listed in Exhibit A.

WHEREAS, the Trust and Foreside (the “Parties”) desire to amend Exhibit A to the Agreement to reflect the addition of Funds; and

WHEREAS, pursuant to Section 16 of the Agreement all amendments are required to be in writing and executed by the parties hereto.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1. Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

2. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

3. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

IMST DISTRIBUTORS, LLC	INVESTMENT MANAGERS SERIES TRUST II

By:	By:

EXHIBIT A

Funds	Effective Date
Cedar Ridge Unconstrained Credit Fund	December 12, 2013
All Terrain Opportunity Fund	November 3, 2014
ACR Multi-Strategy Quality Return Fund	December 31, 2014
Vivaldi Merger Arbitrage Fund	October 1, 2015
Vivaldi Multi-Strategy Fund	December 19, 2016
ACR International Quality Return (IQR) Fund	December 31, 2016
WV Concentrated Equities Fund	April 28, 2017
AXS Managed Futures Strategy Fund	_________, 2019
AXS Multi-Strategy Alternatives Fund	_________, 2019

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